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EXHIBIT 10.1

                        Irutil Co., Inc.
                 international rural utilities
       Brigadoon House, P.O. Box EE17736, Nassau, Bahamas
        Telephone (242) 364-4073 Facsimile (242) 364-4072
                         WWW.IRUTIL.COM

Via Courier
March 28, 2000

Valeriano B. Infante, Regional Manager, Philippines
ESI E&C Co., Inc.
#12A Veterans Village
Quezon City
Manila
Philippines 1103

Re:  Letter of Intent to Purchase of Stock of a Rural Electric
     Co-operatives - Cotelco ("Corporation")

Dear Mr. Infante:

Over the past several months, IRUtil Co., Inc., a Corporation located at Standard House, Nassau, Bahamas ("IRUtil") (the "Buyer") has worked in good faith with you and key members of the top management team of ESI E&C Co., Inc., a Corporation located at Brigadoon House, Nassau, Bahamas (the "Seller"), to submit an offer to acquire ninety percent of the outstanding shares of the Corporation.

This offer reflects our most recent discussion and our analysis of the materials presented to us. It is intended to provide a fair value so that the board of directors of the Corporation may recommend this offer to the holders of the Corporation's stock (said holders of common stock shall hereinafter be referred to as the "Shareholders").

The purpose of this Letter of Intent is to outline the manner in which the Buyer proposes to acquire from the Seller Ninety Percent (90%) of the outstanding shares of the Common Stock ("Stock") of the Corporation. The parties recognize that the transaction will require further documentation, due diligence and approvals, including the preparation and approval of a formal agreement setting forth the terms and conditions of the proposed purchase ("Purchase Agreement"). Nevertheless, they execute this letter to evidence their intention to proceed in mutual good faith to complete work required to negotiate terms of a Purchase Agreement that are consistent with this letter.

The proposed terms and conditions include, but are not limited to, the following:

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Sale of Stock:

     Buyer will purchase Ninety Percent (90%) of the outstanding shares of the Corporation from Seller. This offer assumes that the Seller's Shareholders own all of the outstanding common stock of the Corporation and that there are no classes or series of stock in the Corporation, nor any options, warrants, or other rights to acquire Stock or any equity in the Corporation, other than the Stock. It further assumes that all shareholder loans to the Corporations will be retired at the close of this transaction.

Purchase Price:

     $14,000,000.00 (US currency) to be allocated among the Shareholders of the Seller per their mutual agreement. Further, Seller agrees to repay all existing Shareholder loans at the time of the close of this transaction. The purchase price will be for the Stock of the Corporation. It is understood by both parties that the final purchase price to be paid shall be determined in accordance with the methodology outlined below.

Adjustments:

     This offer is based upon the "Audited Financial Statements" with which we have been presented. It assumes that these statements accurately depict the performance of the Corporation for the accounting periods shown and that more detailed Financial Statements are required. Further, it assumes that there are no adjustments that will carry over into the ensuing fiscal periods, which will impact the earnings and cash flow performance of the Corporation for the next fiscal year.

     (a) The cash purchase price will be adjusted ("Adjustment") (up or down) to reflect the amount by which the "Pro Forma Market Value" (as hereinafter defined) of the Company immediately preceding the Closing of the purchase contemplated herein ("Closing Date") is greater or less than the Market Value as of December 31, 1998. For purposes of the foregoing, Market Value shall be determined in part by reference to the Corporation's "Audited Financial Statements" dated December 31, 1998.

     "Pro Forma Market Value" shall mean the Market Value of the
Corporation as of immediately before the Closing (and not giving effect to the transactions to occur at Closing), adjusted for the following:

*    Current Assets shall be adjusted as follows:
     ?? Short Term Investments shall be valued at the market price of the investment at the close of the New York Stock exchange on the 10th business day preceding the closing of the purchase of the Seller by the Buyer;

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     ??   Shall be reduced by Accounts Receivable (Travel
          Advances)
     ??   Shall be reduced by Accounts Receivable (Employees).

*    Fixed assets shall be adjusted as follows:
     ?? The interest of the company in any real property assets from time to time shall be valued at book value, less accumulated depreciation;

*    Other Assets shall be adjusted as follows:
     ?? Short Tenn Investments shall be valued at the market price of the investment at the close of the New York Stock exchange on the 1 10th business day preceding the closing of the purchase of the Seller by the Buyer;
     ??   AFC Not to Compete shall be fully amortized;
     ??   WGH Deferred compensation shall be fully amortized;
     ??   Reduced by Petroleum club Membership;
     ??   Reduced by Miscellaneous Deposits.
     ??   Goodwill shall be fully amortized;

*    Liabilities shall be adjusted as follows:
     ??   Shall be increased by unrecorded liabilities.

*    Retained Earnings shall be adjusted as follows:
     ?? The amount of any dividends or bonuses or any other pre-tax distributions of profits declared and paid, or promised to be paid, not reflected in the financial statements we have in hand, for the accounting periods ending December 31, 1998, and December 31, 1999 shall be deducted.

     Market Value as of December 31, 1998 and Pro Forma Market Value and the Adjustment shall be determined (the "Determination") in accordance with generally accepted accounting principles applied on a basis consistent with those used in connection with the Corporation's prior fiscal year financial statements. The Determination shall be made by a the Buyer. The Determination shall final and binding upon the parties hereto unless within 15 days after receipt of the Determination report either party objects ("Objector") in writing, specifying the basis for such objection ("Dispute"). If the parties are unable to resolve the Dispute within 15 days following receipt of the notice of the Dispute, the Dispute will be submitted to the law firm of Graham, Thompson Co., Shirley St. Victoria Ave. P.O. Box N-272, Nassau, Bahamas ("Arbitrator"), whose decision as to the Dispute will be final and binding ("Final Determination").

     If the Final Determination results in a change in the Adjustment equal to or less than $100,000, then the Objector shall pay all of the fees and expenses of the Arbitrator. If the Final Determination results in a change in the Adjustment greater than $100,000, the Seller and the Buyer agree to share all of the fees and expenses of the Arbitrator on an equal basis.

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     (b) If an Adjustment is made to the purchase price in the
manner described above increasing the purchase price, the Buyer shall deliver the additional amount within 30 days of the date that such amount is finally determined. In the event that such amount is not paid when due: (i) such amount shall begin bearing interest at the rate of 1% per month; and (ii) the Buyer will severally, on a pro rata basis, pay the costs of the Seller in collecting such increase, including but not limited to counsel fees and expenses. If an adjustment is made to the purchase price in the manner described above decreasing the purchase price, the Seller shall cause the appropriate amount to be paid to the Buyer within 30 days of the date that such amount is finally determined.

Closing:

     The parties shall execute the Purchase Agreement and Close the transactions contemplated herein on or before December 31, 1999, subject to the extension contemplated by the section entitled "Exclusivity" herein.

Purchase Agreement:

     The transaction will be subject to the negotiation and execution of a definitive Purchase Agreement with terms satisfactory to Seller and Buyer. The Purchase Agreement will contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this size and type.

Access:

     To permit Buyer to conduct its due diligence investigation, as long as this Letter of Intent remains in effect, Seller will cause the Corporation to permit the Buyer and its agents to have reasonable access to the premises in which the Corporation conducts its business and to all of its books, records, and personnel files and will cause the Company to furnish to Buyer such financial data, operating data, and other information as Buyer shall reasonably request. The Buyer agrees to retain all information so obtained from Seller or the Company on a confidential basis. Upon the termination of this Letter of Intent for any reason, Buyer shall return promptly to Seller all printed information received by Buyer from Seller or the Corporation in connection with the proposed transaction.








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Indemnification:

     The Seller shall severally, on a Pro Rata Basis (hereinafter defined), indemnify the Buyer with respect to any final determination of a net tax liability of the Corporation for the fiscal year immediately prior to the Closing; provided, however, that the indemnification obligations of each Seller with respect to any tax liability of the Corporation shall be determined pro rata, on the basis of such Seller's percentage ownership interest of the Corporation immediately prior to the Closing in relation to other members of the Seller's group ("Pro Rata Basis"); provided, further, that under no circumstances shall such indemnification obligations exceed the purchase price.

Ordinary Course of Business:

     The parties agree that the Corporation will be operated from the date hereof through the Closing Date in the ordinary course of its business, consistent with past practices. Without limiting the foregoing, there shall be no change in accounting policies applied on a consistent basis and no accruals for payment of investment bankers or counsel fees with respect to the transaction for the Buyer or the Seller. There shall not be any change or restrictions placed on the payment of ordinary course payments through the Closing Date. There shall not be any change in the method by which bonuses or other payments are made to officers and directors of the Corporation.

Exclusivity:

     The parties agree to use their best efforts to enter into the Purchase Agreement not later than December 31, 1999 ("Exclusivity Period"). The Buyer shall have the right to request the consent of the Seller to a thirty (30) day extension, and such consent shall not be unreasonably withheld. The parties agree that during such period the Buyer shall have the exclusive right to negotiate with the Seller (and each member thereof) for the purchase of the shares of the Corporation, and during such period each member of the Seller agrees not to directly or through intermediaries solicit, entertain or otherwise discuss with any person any offers to purchase all or any portion of the Shares or all or any portion of the assets of the Corporation or its subsidiaries.

Covenant Not to Compete:

     In the Purchase Agreement, Seller, individually or as a group, will agree that it will not, directly or indirectly, through a subsidiary or otherwise, compete with the Seller in its business for a period of Two (2) years after the Closing Date.



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News Release:

     Neither Seller nor Buyer will issue or approve a news release or other announcement concerning the transaction without the prior approval of the other(s) as to the contents of the announcement and its release, which approval will not be unreasonably withheld.

Contingencies:

     This offer is contingent upon: (i) the completion by the Buyer, to its satisfaction, of due diligence on the Corporation, its markets, prospects and potential; (ii) satisfactory completion of legal due diligence, including review of material contracts and due diligence with respect to evaluation of potential liabilities related to the Seller's business and tax matters; (iii) receipt of all required approvals, consents and authorizations of state and federal regulatory authorities; (iv) receipt of all required consents of third parties; (v) the occurrence of no material adverse change in the business or prospects of the Corporation and its subsidiaries; and (vi) the completion of satisfactory legal documentation including adequate indemnification and representations.

     None of the parties hereto shall be under any obligation to any other party (except for the Exclusivity provisions) until a definitive Purchase Agreement is executed.

     This Letter of Intent may be executed in several counterparts and all so executed shall constitute one letter binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

     If the foregoing is acceptable to you, kindly execute a copy of this letter in the place set forth below and return it by courier to IRUtil Co., Inc., Standard House, Nassau, The Bahamas.

Very truly yours,                       ACCEPTED AND AGREED TO:

David E. Atkinson, President            Valeriano B. Infante, RM,
                                        Philippines
IRUtil Co., Inc.                        ESI E&C Co., Inc.